U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Commonwealth Associates, L.P.
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   (Last)               (First)                 (Middle)

830 Third Avenue
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                                    (Street)

New York               New York                10022
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

eB2B Commerce, Inc. (NASD SmallCap: EBTB)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

August 2001
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Common Stock               08/02/01       P               100,000     A      $0.17530                D
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Common Stock               08/03/01       P                35,000     A      $0.18                   D
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Common Stock               08/09/01       P                10,000     A      $0.18                   D
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Common Stock               08/14/01       P                 2,000     A      $0.18                   D
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Common Stock               08/15/01       P                43,500     A      $0.18                   D
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Common Stock               08/16/01       P                 7,000     A      $0.18                   D
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Common Stock               08/17/01       P                 2,500     A      $0.18    595,111        D
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Common Stock                                                                          180,836        I         (1)
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

                                                                          (Over)
                                                                        SEC 1474

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) Owned directly by Michael S. Falk, the Chairman and principal stockholder of Commonwealth Associates Management Company, Inc., which is the general partner of Commonwealth Associates L.P.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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
Explanation of Responses:

See attached footnotes.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Commonwealth Associates, L.P.
By: Commonwealth Associates Management Company, Inc.

/s/ Joseph Wynne                                             August 23, 2001
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
   Joseph Wynne
   Chief Financial Officer


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                   JOINT FILER INFORMATION AND AUTHORIZATION

Name:                      Commonwealth Associates Management Company, Inc.
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          Commonwealth Associates, LP

Issuer & Ticker Symbol:    eB2B Commerce, Inc. (EBTB)

Statement Month/Year:      August 2001

Signature:                 By: /s/ Joseph Wynne
                               -------------------------------------------------
                                   Joseph Wynne, Chief Financial Officer


Name:                      Michael S. Falk
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          Commonwealth Associates, L.P.

Issuer & Ticker Symbol:    eB2B Commerce, Inc. (EBTB)

Statement Month/Year:      August 2001

Signature:                 /s/ Michael S. Falk
                           -----------------------------------------------------
                               Michael S. Falk